EXHIBIT 5




                                    April 21, 1994




        Coca-Cola Enterprises Inc.
        One Coca-Cola Plaza, N.W.
        Atlanta, GA  30313

        Re: Form S-8 Registration Statement of Coca-Cola Enterprises Inc.; Registration of 725,000 Shares of Common Stock, $1 par value, under the Coca-Cola Enterprises Inc. 1992 Restricted Stock Award Plan (as amended and restated effective as of February 7, 1994)

        Ladies and Gentlemen:

        I am the General Counsel for Coca-Cola Enterprises Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the execution and filing of the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), providing for the registration of 725,000 shares of Common Stock, $1 par value per share, of the Company (the "Shares"), issuable by the Company in connection with the Coca-Cola Enterprises Inc. 1992 Restricted Stock Award Plan (as amended and restated effective as of February 7, 1994) (the "Plan"), pursuant to which certain officers and key employees of the Company may from time to time be awarded Shares. I am rendering this opinion to you pursuant to Item 601(b)(5) of Regulation S-K.

        As counsel for the Company, I am generally familiar with the corporate affairs of the Company and its subsidiaries and the terms of the Plan. In furnishing this opinion, I have examined such corporate and other records as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. This opinion is given as of the date hereof and is based upon facts and conditions presently known and laws and regulations presently in effect.

        On the basis of the foregoing, I am of the opinion that the Shares, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.
        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,



                                           Lowry F. Kline